THE FRANCE GROWTH FUND, INC.

                          SARBANES-OXLEY CODE OF ETHICS
                             REQUIRED BY SECTION 406

I.   COVERED OFFICERS/PURPOSES OF THE CODE

     This Code of Ethics applies to the Principal Executive Officer and the Principal Financial Officer of The France Growth Fund, Inc. This Code is adopted for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Fund;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

II.  CONFLICTS OF INTEREST

OVERVIEW. A "conflict of interest" occurs when a covered officer's private interest interferes with the interests of, or his service to, the Fund.

Certain conflicts of interest, which arise out of the relationships between a covered officer and the Fund, already are subject to conflict of interest provisions in the Investment Company Act of 1940. For example, a covered officer may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of his status as an "affiliated person" of the Company. Such conflicts fall outside of the parameters of this Code.

Other conflicts of interest are covered by the Code. The following list provides examples of conflicts of interest under the Code, but the covered officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of the covered officers should not be placed improperly before the interest of the Fund.

     The covered officers must not:

     o use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund;

     o cause the Fund to take action, or fail to take action, for the individual personal benefit of the covered officer rather than the benefit of the Fund;

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     There are some  conflict  of  interest  situations  that  should  always be discussed with Fund Counsel if material. Examples of these include(1):

     o    service as a director on the board of any public or private company;

     o the receipt of any gift whose aggregate value is in excess of $100 or the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless, in the case of entertainment, such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers (other than if the Administrator, at the request of the Fund, designates one of its employees or consultants to serve as a Principal Financial Officer);

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the covered officer's employment, such as compensation.

     Fund Counsel will determine if such conflicts need approval by the Audit Committee of the Board.

III. DISCLOSURE AND COMPLIANCE

     o the covered officers should familiarize themselves with the disclosure requirements generally applicable to the Company;

     o the covered officers should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

     o the covered officers should, to the extent appropriate within their area of responsibility, consult with other officers and Fund Counsel with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

     o it is the responsibility of the covered officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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1    Any activity or relationship  that would present a conflict for the covered officer would likely also present a conflict for the covered officer if a member of the covered officer's family engages in such an activity or has such a relationship.

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IV.  REPORTING AND ACCOUNTABILITY

     Each covered officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a covered officer), affirm in writing to the Board that the covered officer has received, read, and understands the Code;

     o annually thereafter affirm to the Board that the covered officer has complied with the requirements of the Code;

     o notify Fund Counsel promptly if the covered officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Fund will follow these procedures in investigating any potential violations of and enforcing this Code:

     o Fund Counsel will take all appropriate action to investigate any potential violations reported to Counsel;

     o if, after such investigation, Fund Counsel believes that no violation has occurred, Fund Counsel is not required to take any further action;

     o any matter that Fund Counsel believes is a violation will be reported to the Audit Committee;

     o    if the Audit Committee concurs that a violation has occurred,  it will
          consider   appropriate  action,  which  may  include  review  of,  and appropriate modifications to, applicable policies and procedures

     o the Audit Committee will be responsible for granting waivers, as appropriate; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, or other service providers, govern or purport to govern the behavior or activities of the covered officer who is subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's code of ethics under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the covered officer and others, and is not part of this Code.

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VI.   AMENDMENTS

      Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.  CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Board and Fund Counsel.

VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Fund.

Date:  December 10, 2003